Exhibit (j)(1)(i)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Pilgrim Bank and Thrift Fund, Inc. The Board of Trustees of Pilgrim Equity Trust
The Board of Directors of Pilgrim Growth and Income Fund, Inc. The Board of Trustees of Pilgrim Growth Opportunities Fund
The Board of Directors of Pilgrim Investment Funds, Inc.
The Board of Trustees of Pilgrim Mutual Funds
The Board of Trustees of Pilgrim SmallCap Opportunities Fund:

We consent to the use of our reports incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors" in the Statement of Additional Information.

                                   /s/ KPMG LLP

Los Angeles
April 25, 2001